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                                                       EXHIBIT 15




Enserch Exploration, Inc.

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Enserch Exploration, Inc. and subsidiaries for the period ended March 31, 1995, as indicated in our report dated
April 26, 1995 (June 21, 1995 as to the second paragraph of Note 1); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Prospectus, which is part of the Registration Statement of Enserch Exploration, Inc. on Form S-2 filed with the Securities and Exchange Commission on June 21, 1995, is being used in this Registration Statement.

We also are aware that the aforementioned report, pursuant to rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.


Deloitte & Touche LLP

Dallas, Texas
June 26, 1995